Exhibit 10.11

SEPARATION AGREEMENT AND RELEASE

This SEPARATION AGREEMENT AND RELEASE (“Separation Agreement”) is between BALTIMORE COUNTY SAVINGS BANK, F.S.B., BCSB BANKCORP, INC., BALTIMORE COUNTY SAVINGS BANK, M.H.C., BCSB BANCORP, INC. (sometimes individually or collectively referred to as the “Employers”), and WILLIAM M. LOUGHRAN (“Executive”).

WHEREAS, Executive shall retire from his employment with Employers;

WHEREAS, Executive and the Employers wish to clarify and amend their respective rights and obligations arising from the retirement of the Executive;

NOW, THEREFORE, in consideration of the mutual promises, benefits and covenants herein contained, the Employers and Executive hereby agree as follows:

1. Executive shall retire as Executive Vice President of Baltimore County Savings Bank, F.S.B. (the “Bank”) and as Executive Vice President of BCSB Bankcorp, Inc., effective as of November 16, 2007 (the “Termination Date”). Executive shall remain as a member of the boards of directors of each of the Employers and shall receive remuneration and benefits for those services in accordance with the policies of each board.

2. The Bank shall make a lump sum payment to Executive on the first business day of January, 2008 (January 2, 2008) of $155,911, less required withholding and deductions, as severance to Executive in connection with his termination of employment.

3. Executive acknowledges and agrees that as of November 16, 2007, he shall no longer be entitled to any payments or benefits from the Employers other than those payments and benefits described in Sections 1 and 2 of this Separation Agreement and any payments due him under (i) the employee stock ownership plan sponsored by the Bank, (ii) the 401(k) plan sponsored by the Bank, (iii) the Baltimore County Savings Bank, F.S.B. Survivor Income Plan effective as of November 1, 2003, (iv) the Baltimore County Savings Bank Deferred Compensation Plan and (v) the Baltimore County Savings Bank, F.S.B. Supplemental Executive Retirement Agreement entered into by and between Executive and the Bank (such payments being made in accordance with the terms of said arrangements, as may be modified in form or operation in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended). Executive acknowledges and agrees that the Change in Control Agreement he originally entered into with the Bank on October 23, 2002 (as later amended), together with any other agreements or understandings (other than the Supplemental Executive Retirement Agreement) with the Employers (whether written or not) shall be null and void as of November 1, 2007. The parties also acknowledge and agree that this Agreement shall not otherwise alter the terms of any stock options previously granted to Executive that remain outstanding as of his Termination Date.

4. In exchange for the consideration set forth in this Separation Agreement and intending to be legally bound, Executive, and all other persons or entities claiming with, by, or through him, hereby releases and forever discharges the Employers, their predecessors, successors, affiliates, subsidiaries, parents, partners and all of their present and past directors, officers, agents, employees and attorneys, and all other persons or entities who could be said to be jointly or severally liable with them (individually and collectively the “Releasees”) from any and all liabilities, claims, actions, causes of action or suits presently asserted or not asserted, accrued or unaccrued, known or unknown, that Executive had, now has, or may have or could claim to have against the Releasees, from the beginning of time to the date of execution of this Separation Agreement, including, but not limited to, all claims and rights: (i) in any way arising from or based upon Executive’s employment or service with the Employers; or (ii) which relate in any way to the cessation of Executive’s employment and other duties with the Employers. Executive also releases the Releasees from any and all liabilities, claims, actions, causes of action or suits, whether or not presently asserted, and whether accrued or unaccrued, or known or unknown, that Executive had, now has, may have or could claim to have against them, from the beginning of time to the date of execution of this Agreement, including, but not limited to, all claims and rights in any way arising from or based upon any claims for wrongful discharge, libel, slander, breach of contract, impairment of economic opportunity, intentional infliction of emotional distress or any other tort, or claims under federal, state, or local constitutions, statutes, regulations, ordinances, or common law, including, without limitation, claims under the Federal Age Discrimination in Employment Act, the Federal Older Workers Benefit Protection Act, Title VII of Civil Rights Act of 1964, the Americans with Disabilities Act, the Maryland Wage Payment and Collection Law, the Maryland Wage and Hour Law, the Employee Retirement Income Security Act of 1974, the Civil Rights Acts of 1866, 1871, 1964, and 1991, the Rehabilitation Act of 1973, the Equal Pay Act of 1963, the American with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, and any other statute or law.

5.      (a) Except for Executive’s rights to enforce this Separation Agreement, Executive covenants, to the maximum extent permitted by law, that he shall not at any time hereafter commence, maintain, prosecute, participate in, or permit to be filed by any other person on his behalf, any action, charge, complaint, suit or proceeding or any kind, before any court, administrative agency, or other tribunal, against any of the Releasees with respect to any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter, up to and including the date of execution of this Separation Agreement by Executive.

(b) Executive further covenants, to the maximum extent permitted by law, that he shall not at any time hereafter provide information, support or assistance, directly or indirectly, to any individual or organization, in connection with any action, charge, complaint, suit or proceeding of any kind against the Employers or any of the Releasees. The foregoing covenant shall not preclude Executive from testifying in a proceeding before a court or agency under compulsion of law, provided that Executive complies fully with Section 6 below.

(c) Executive agrees to give the Employers or any of the Releasees notice of any and all attempts to compel disclosure of any information he is prohibited from disclosing by this Section 5. Executive shall provide written notice of an attempt to compel such disclosure as promptly as possible to the Employers or any Releasee, and at least five (5) days before compliance with any subpoena or order is requested or required.

(d) Executive further covenants that he will not make to any person or entity any statement, whether written or oral, that directly or indirectly impugns the integrity of, or reflects negatively on, any of the Releasees, or that denigrates, disparages, or results in detriment to any of the Releasees. The Releasees agree that they will not make to any person or entity any statement, whether written or oral, that directly or indirectly impugns the integrity of, or reflects negatively on Executive, or that denigrates, disparages, or results in detriment to Executive, except as any Releasee may be obligated to comply with any applicable regulatory requirements.

6.      (a) The existence and terms of this Separation Agreement are and shall be deemed confidential and shall not be disclosed by Executive, or any party acting on behalf of Executive, to any person or entity, except that Executive may disclose the terms of this Separation Agreement to his spouse, attorney, and tax and financial advisors, who will each be advised of the confidentiality of this Separation Agreement, and as required by law. Executive shall be responsible for any breach of confidentiality by any person listed above.

(b) Except pursuant to an order of a government body or court and as otherwise provided herein, neither Executive, nor any party or individual acting on his behalf, shall disclose to or discuss with any person or entity any information concerning (i) any matters relating directly or indirectly to his employment by the Employers; (ii) any matter relating directly or indirectly to this Separation Agreement; or (iii) the termination of Executive’s employment with the Employers.

7. Executive shall make himself available at reasonable times and places to:

(a) fully cooperate and assist with any examination of the Employers conducted by the Office of Thrift Supervision or other regulatory authorities having jurisdiction over Employers, including attendance at meetings and production of notes and records that may be in Executive’s possession; and

(b) fully cooperate and assist the Employers in any internal investigations or audits.

8. Any breach by Executive of Sections 4 through 7 of this Separation Agreement shall be considered a material breach for which the Employer shall be entitled to seek any remedies to which they may be entitled by law.

9. Executive acknowledges that he has been given a period of twenty-one (21) days within which to consider this Separation Agreement. Executive may accept this Separation Agreement at any time within this period of time by signing the Separation Agreement and returning it to the Bank. This Separation Agreement shall not become effective or enforceable until seven (7) calendar days after Executive signs it. Executive may revoke his acceptance of this Separation Agreement at any time within that seven (7) calendar day period by sending written notice to the Bank. Such notice must be received by the Bank within the seven (7) calendar day period in order to be effective and, if so received, would void this Separation Agreement for all purposes.

10. If any provision of this Separation Agreement is held to be illegal, void or unenforceable, such provisions shall have no effect upon, and shall not impair the legality or enforceability of, any other provision of this Separation Agreement.

11. This Separation Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, representatives, successors and assigns.

12. The making of this Separation Agreement is not intended, and shall not be construed, as any admission that the Employers or any of the Releasees has violated any federal, state, or local law, or has committed any wrong against Executive or any other person or entity.

13. Executive acknowledges and warrants that he is signing this Separation Agreement voluntarily and of his own free will and assents to all of the terms and conditions contained herein.

14. Executive agrees that to the extent that the Executive becomes associated with another financial institution, Executive will resign his position as a director of the Bank and the Company, and any other facility related to the Bank or the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Separation Agreement this 24th day of September, 2007.

ATTEST:	BALTIMORE COUNTY SAVINGS BANK, F.S.B.

/s/ Lorraine Reed	/s/ Joseph J. Bouffard
	By:	Joseph J. Bouffard
	Title:	President & CEO

ATTEST:	BCSB BANKCORP, INC.

/s/ Lorraine Reed	/s/ Joseph J. Bouffard
	By:	Joseph J. Bouffard
	Title:	President & CEO

ATTEST:	BALTIMORE COUNTY SAVINGS BANK, M.H.C.

/s/ Lorraine Reed	/s/ Joseph J. Bouffard
	By:	Joseph J. Bouffard
	Title:	President & CEO

ATTEST:	BCSB BANCORP, INC.

/s/ Lorraine Reed	/s/ Joseph J. Bouffard
	By:	Joseph J. Bouffard
	Title:	President & CEO

WITNESS:	EXECUTIVE

/s/ Lorraine Reed	/s/ William M. Loughran
WILLIAM M. LOUGHRAN

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